Exhibit 99.1

Good Gaming and ViaOne Services Announce Multi-Year Strategic Partnership

For Integrated Mobile Games Featuring Web3 Integration

KENNETT SQUARE, PA, July 26, 2023 — Good Gaming, Inc. (OTCQB: GMER) (the “Company”), an innovative brand creating unique interactive entertainment experiences across the gaming segment since 2008, is excited to announce its strategic partnership with ViaOne Services. This partnership will deliver cutting-edge mobile gaming experiences to the Assist Wireless® and enTouch Wireless® customer bases, which are operated and managed by ViaOne Services. Good Gaming will also make its new mobile gaming experiences available through the Apple App Store® and Google Play™ Store. This innovative collaboration aims to redefine the gaming landscape by blending highly engaging mobile gaming experiences with Web3 technology, ushering in a new era of entertainment opportunities for gamers.

Assist Wireless and enTouch Wireless offer free mobile phones and discounted wireless phone service to qualifying consumers through the Lifeline and Affordable Connectivity Programs administered by the Federal Communication Commission. This essential service provides low-income consumers with access to both a mobile device as well as essential communication services such as emergency services, health care, childcare, education, and potential employers. Assist Wireless and enTouch Wireless will initially preload up to 15,000 phones per month with a goal to exceed 100,000+ phones per month for Good Gaming’s series of mobile gaming apps as they are released.

Designed to captivate both casual and core gamers, Good Gaming’s flagship mobile game will launch the beginning of an expansive multi-year release schedule. The release schedule has been specifically crafted to provide engaging entertainment while offering players the chance to explore optional Web3 gaming components powered by blockchain technology. With a focus on creating experiences that appeal to a broad demographic, Good Gaming mobile games will also feature connected intellectual property components, featuring the MicroBuddies™, Super Craft Brothers Brawl™, and some special event elements from our other Minecraft™ experiences.

One of the most appealing features of this initiative will be the “integrated rewards tree,” offering players a wide range of mini-challenges featuring in-game rewards. In addition to in-game rewards, our players will have the ability to delve into the world of Web3 with engaging yet optional opportunities. This groundbreaking integration aims to transform the gaming experience by blending the traditional mobile game experience with cutting-edge blockchain technology to expand the players’ achievement set. This strategic initiative positions Good Gaming at the forefront of this niche marketplace, solidifying its position as a pioneering force in next-generation gaming.

The expanded achievement set will allow players the opportunity to obtain periodic, limited-supply skin drops, which will reward owners with cosmetics of various levels of rarity, collectability, and in-game benefits. These exclusive skins will be stored as Non-Fungible Tokens (NFTs) within the game’s unique “vault,” acting as a blockchain wallet. Users with the technical know-how will also have the option to withdraw their skins to the blockchain, and Good Gaming will receive royalties from any secondary sales. As a special bonus for MicroBuddies™ players, particularly those with Divine Buddies, will have access to rare and exclusive skin drops, which will be periodically distributed, enhancing the gaming experience for dedicated and loyal players.

“Our goal is to achieve widespread adoption in the mobile gaming segment, catering to millions of active gamers and generating demand for our unique skin drops,” explained David Sterling, COO at Good Gaming Inc. “With our mobile gaming experiences, we aim to provide a wide range of benefits to mobile gamers, including the exciting opportunity to participate in dynamic Web3 experiences. We firmly believe that Web3 opportunities enhance the gaming experience for participants. Our Web3 integrations will naturally exist and flourish alongside our traditional mobile games, creating a seamless union.”

David Dorwart, CEO of Good Gaming Inc. and ViaOne Services, stated, “It’s no secret that mobile gaming has rapidly become the most important single vertical in gaming. With over 2.5 billion active users and annual revenues of more than $98 billion, mobile now accounts for over 50% of global gaming revenue. Utilizing our own brand to pre-install and launch allows us to go to market quickly and inexpensively. As we continue to roll this strategy out, Good Gaming will have the opportunity to pre-install its games on 100,000+ mobile phones per month through Assist and enTouch Wireless quickly and easily.” He also stated, “Our planned integration of Web3 abilities into our mobile gaming apps will give players real ownership and full control over their in-game assets since Web3 introduces a degree of free-market economics to games. Because players in Web3 games are free to sell and trade their in-game assets with each other with characters, collectibles, skins, and more, we can monetize various opportunities in the Web3 gaming space, which has experienced over 2000% growth over the last 12 months.”

“When we talk about 3 billion gamers, ninety-plus percent of those are on mobile,” said Kevin Chou, Managing Partner at Superlayer. “Having Web3 games not just be on a browser or on a client download but really reaching the market where it is, on mobile, is really important.”

This groundbreaking partnership between Good Gaming and ViaOne Services holds immense promise in revolutionizing the gaming landscape, fostering innovation, and creating a new realm of possibilities for both mobile gamers and Web3 enthusiasts alike. This also creates new revenue stream potential for Lifeline, ACP, and other mobile wireless providers.

Mobile Gaming Industry Overview:

The mobile gaming industry has firmly established itself as the primary revenue generator on mobile platforms, with games accounting for a staggering 61% of revenue on iOS™ and 77% on Google Play™. This growth in monetization is a result of the diverse game genres available on mobile, ranging from complex RPGs, action, and adventure games to simple yet addictive idle games.

Key Mobile Game Revenue Statistics:

●	Mobile gaming contributed to a staggering 51% of total game revenues, surpassing both PC and console combined.

●	Mobile games overtook PC and consoles in consumer spending in 2022, and the trend suggests that this lead will continue to grow.

●	In the US free-to-play games category, mobile games generated the highest revenue of $13.2 billion.

●	In 2023, mobile gaming remains the fastest-growing segment in the gaming market.

Mobile Gaming Industry Insights:

●	There are over 1.92 billion mobile gamers worldwide in 2023.

●	Mobile gaming revenue accounts for a remarkable 77.7% of total gaming industry revenue.

●	The global mobile gaming industry boasts a market size of $172.10 billion in 2023.

●	There are over 155 million US mobile gamers, representing over 46% of the entire US population, indicating that nearly every other American is likely to be a mobile gamer.

●	30% of mobile gamers play games daily, often during short breaks or while waiting for something due to the quick and easy nature of mobile games.

●	Android dominates the market due to the popularity of mobile games in many Asian countries, with 78% of all mobile gamers worldwide playing on an Android device.

●	US mobile advertising spend is projected to reach $355.1 billion in 2023, showing a substantial 13.3% year-over-year increase from 2022.

●	In 2022, mobile games produced $92.2 billion in revenue, experiencing a $2.6 billion increase from 2021 and a significant 35% increase over the last 4 years.

Good Gaming and ViaOne Services are committed to reshaping the gaming industry and making gaming accessible to a broader audience through the power of Web3 integration while creating value for mobile wireless providers to create new incremental revenue streams. The new series of Good Gaming mobile app games will lead the way by allowing an unparalleled gaming experience that merges traditional gaming with the exciting world of blockchain technology.

Good Gaming, Inc.

Good Gaming is an interactive entertainment company leading the evolution of gaming from traditional gaming to creating digital playgrounds across a vast array of interconnected platforms. Founded in 2008, Good Gaming has continued to enable a strong sense of community, place, and purpose within our interactive experiences. Good Gaming believes its communities and experiences will redefine the digital collectibles space and be pivotal in the transition and perception of ownership of digital goods.

For more information about Good Gaming, please visit our website:

https://www.good-gaming.com

ViaOne Services

ViaOne Services is an innovative company founded in 2015 that brings together nine distinct brands across a variety of sectors. Our team of more than 75 employees provides top-tier business services, including data analytics, customer acquisition & retention, compliance, accounting, finance, inventory management, training, advertising, marketing, and customer service to both internal companies and external partners.

For more information about ViaOne Services, please visit our website:

https://viaoneservices.com/

Safe Harbor: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Good Gaming Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Good Gaming Inc.’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in Good Gaming, Inc.’s filings with the Securities and Exchange Commission, including those set forth as “Risk Factors” in such filings.

Microsoft®, Minecraft™ are trademarks of the Microsoft group of companies.

Microbuddies™ and Super Craft Brothers Brawl™ are trademarks of Good Gaming Inc.

Android™, Google Play™ are trademarks of Google LLC.

Apple® is a registered trademark of Apple Inc.

iOS™ is a trademark or registered trademark of Cisco in the U.S. and other countries.

Investor Contact:

Joseph M. Vazquez III

Phone: (888) 245-3005

Email: infinityglobalconsulting@gmail.com